UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2010

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

In accordance with Horizon’s plan to redeem the U.S. Treasury Preferred Shares over four years, we are pleased to announce that on November 10, 2010, Horizon Bancorp (the “Company”) entered into a letter agreement with the United States Department of the Treasury pursuant to which the Company repurchased 6,250 of the 25,000 shares of the Series A Fixed Rate Cumulate Perpetual Preferred Stock that the Company had issued to the Treasury on December 19, 2008 under the TARP Capital Purchase Program of the Emergency Economic Stabilization Act of 2008. The Company paid $6.25 million to repurchase the preferred shares along with the accrued dividend for the shares repurchased.  This repurchase will result in annual savings of $312,500, or $0.11 per share, due to the elimination of the associated preferred dividends.  The Company’s plan is to repurchase the remaining preferred shares over the next three years from earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: November 12, 2010	Horizon Bancorp

	By:	/s/ Mark E. Secor
Mark E. Secor, Chief Financial Officer